                                            Exhibit 15.2

July 24, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by VEON Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2022 of VEON Ltd. dated July 21, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,
PricewaterhouseCoopers Accountants N.V.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, Postbus 90357, 1006 BJ Amsterdam
T: 088 792 00 20, F: 088 792 96 40, www.pwc.nl

‘PwC’ is het merk waaronder PricewaterhouseCoopers Accountants N.V. (KvK 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (KvK 34180284), PricewaterhouseCoopers Advisory N.V. (KvK 34180287), PricewaterhouseCoopers Compliance Services B.V. (KvK 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (KvK 54226368), PricewaterhouseCoopers B.V. (KvK 34180289) en andere vennootschappen handelen en diensten verlenen. Op deze diensten zijn algemene voorwaarden van toepassing, waarin onder meer aansprakelijkheidsvoorwaarden zijn opgenomen. Op leveringen aan deze vennootschappen zijn algemene inkoopvoorwaarden van toepassing. Op www.pwc.nl treft u meer informatie over deze vennootschappen, waaronder deze algemene (inkoop)voorwaarden die ook zijn gedeponeerd bij de Kamer van Koophandel te Amsterdam.

Attachment

ITEM 16.F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

In the second quarter of 2022, in connection with tender discussions to audit our fiscal year ended December 31, 2022, our independent registered public accounting firm, PricewaterhouseCoopers Accountants N.V. (“PwC”), informed us that they would not stand for re-election at the conclusion of their term of appointment, if appointed. PwC’s term of appointment concluded upon the issuance of their audit report included in this Annual Report.

We have not yet appointed a new independent registered public accounting firm for the year ending December 31, 2023.

The reports of PwC for the fiscal years ended December 31, 2021 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for (a) the December 31, 2021 report includes an explanatory paragraph in such report regarding substantial doubt about the Company’s ability to continue as a going concern and a paragraph on change in accounting principle and (b) the December 31, 2022 report includes (i) an explanatory paragraph in such report regarding substantial doubt about the Company’s ability to continue as a going concern and (ii) an explanatory paragraph regarding the restatement of the Company’s consolidated financial statements in this Annual Report on Form 20-F as of and for the year ended December 31, 2022.

During the two most recent fiscal years and the subsequent interim period through July 24, 2023, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused PwC to make reference in connection with its reports, or any “reportable event” as such term is defined in Item 16F(a)(1)(v) of Form 20-F, other than as disclosed in this Item 16F and the material weakness in our internal control over financial reporting reported in Item 15 — Controls and Procedures.
The Company has provided PwC with a copy of the foregoing disclosure and has requested and received from PwC a letter addressed to the SEC stating whether they agree with the above statements. A copy of PwC’s letter, dated July 24, 2023, is filed herewith as Exhibit 15.2.

PricewaterhouseCoopers Accountants N.V., Thomas R. Malthusstraat 5, 1066 JR Amsterdam, Postbus 90357, 1006 BJ Amsterdam
T: 088 792 00 20, F: 088 792 96 40, www.pwc.nl

‘PwC’ is het merk waaronder PricewaterhouseCoopers Accountants N.V. (KvK 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (KvK 34180284), PricewaterhouseCoopers Advisory N.V. (KvK 34180287), PricewaterhouseCoopers Compliance Services B.V. (KvK 51414406), PricewaterhouseCoopers Pensions, Actuarial & Insurance Services B.V. (KvK 54226368), PricewaterhouseCoopers B.V. (KvK 34180289) en andere vennootschappen handelen en diensten verlenen. Op deze diensten zijn algemene voorwaarden van toepassing, waarin onder meer aansprakelijkheidsvoorwaarden zijn opgenomen. Op leveringen aan deze vennootschappen zijn algemene inkoopvoorwaarden van toepassing. Op www.pwc.nl treft u meer informatie over deze vennootschappen, waaronder deze algemene (inkoop)voorwaarden die ook zijn gedeponeerd bij de Kamer van Koophandel te Amsterdam.